Exhibit 10.3

PENNICHUCK CORPORATION EMPLOYEE RETENTION AGREEMENT

      THIS EMPLOYEE RETENTION AGREEMENT is entered into on this 3rd day of October, 2006, by and between Pennichuck Corporation (the "Company"), a New Hampshire corporation with a principal place of business at 25 Manchester St., Merrimack, New Hampshire and Donald L. Ware, of Merrimack, New Hampshire ("Employee"), an Employee of the Company.

WHEREAS, Employee is employed as the President of Pennichuck Water Works, Inc., one of the Company's subsidiaries;

      WHEREAS, the Company has determined that it is in its best interest to provide incentives to retain Employee during the litigation of the Nashua Eminent Domain Case (as defined below) by providing Employee a retention bonus, under the conditions described herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and the consideration herein expressed the parties agree as follows:

1.	Definitions. For the purposes of this Agreement, the following definitions shall apply:

	1.1	"Company" shall mean Pennichuck Corporation.

	1.2	"Employment Agreement" shall mean the Employment Agreement, entered into as of January 31, 2005, by and between Employee and the Company, as amended from time to time.

1.3

"Final Disposition of the Nashua Eminent Domain Case" shall mean the date on which there is a final determination or resolution of the Nashua Eminent Domain Case (as defined below), whether by: (a) a decision of the New Hampshire Supreme Court on appeal; (b) the acceptance by all parties to the Nashua Eminent Domain Case of a final decision by the Public Utilities Commission or any court of competent jurisdiction or such decision becoming non-appealable; (c) the acceptance by all such parties of a final and binding settlement or purchase agreement; or (d) any other circumstances determined by the Company's Board of Directors, in its sole judgment, to constitute a final determination or resolution.

1.4

"Nashua Eminent Domain Case" shall mean the current ongoing proceedings, docket number DW 04-048, brought by the City of Nashua to acquire, whether by sale or pursuant to the exercise of the power of eminent domain, the assets of one or more of the Company's water utility subsidiaries.

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	1.5	"Retention Bonus" shall mean a bonus calculated as set forth in Section 2.2, payable to Employee if Employee remains eligible as set forth in Section 2.1.

2.	Eligibility and Amount of Retention Bonus.

2.1

Eligibility. Employee will be entitled to the Retention Bonus under this Agreement if he remains a full-time employee of the Company and has been continuously employed with the Company from his last date of hire through either March 1, 2007 or the Final Disposition of the Nashua Eminent Domain Case, whichever is sooner. The determination of whether Employee meets this criteria and is eligible shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons. Notwithstanding the foregoing, if Employee's employment is terminated by the Company other than for "Cause" (as that term is defined in the Employment Agreement) prior to becoming entitled to the Retention Bonus hereunder, then Employee will be entitled to the Retention Bonus as of such termination without Cause.

2.2

Calculation of and Form of Payment of Retention Bonus. The Retention Bonus will equal one-half Employee's "Base Salary" (as that term is defined in Section 4.1 of the Employment Agreement) in effect at the time that the Retention Bonus is payable, but such amount shall be no less than $78,000.00, minus required state and federal tax withholdings. The Retention Bonus will be paid in the form of cash or shares of common stock of the Company, at the option of Employee. If Employee chooses payment in stock, then such stock shall be valued at the closing market price on the trading day prior to payment, and such shares shall be registered shares only if the Company has in place an employee stock grant program subject to an effective registration statement at the time of payment of the Retention Bonus. If there is no such program, then such shares shall be unregistered, restricted shares.

2.3

Payment of Retention Bonus. If Employee is entitled to the Retention Bonus pursuant to Section 2.1 above, the Retention Bonus shall be due and payable to Employee on the earlier of March 1, 2007 or on the Final Disposition of the Nashua Eminent Domain Case, in a lump sum, less applicable tax (e.g., FICA, FUTA) withholding amounts, if paid in cash.

3.	Effect on Employment. This Agreement does not constitute an employment agreement or a guarantee of continued employment, and nothing in this Agreement affects the terms of the Employment Agreement.

4.	Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

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5.	Assignment. This Agreement is not assignable, in whole or in part, by either the Employee or by the Company.

6.

Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.

Entire Agreement. This Agreement embodies the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements communications, representations or understandings, either oral or written between the parties, except that the terms of the Employment Agreement remain in effect.

8.	Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by the Employee and by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

EMPLOYEE

Date: October 3, 2006	/s/ Donald L. Ware

Name: Donald L. Ware

PENNICHUCK CORPORATION

Date: October 3, 2006	/s/ Duane C. Montopoli

Duane C. Montopoli, President & CEO

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